Exhibit 5.1

VivoPower International PLC
The Scalpel
18th Floor
52 Lime Street
London
EC3M 7AF

Our Ref	ATP/M-00908237
Date	29 July 2024

Dear Sirs

VivoPower International PLC Registration Statement on Form S-8

We have acted as counsel to VivoPower International PLC (company number 09978410) (“Company”), a public limited company incorporated in England and Wales, in connection with the matters set out below.

For the purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we, in our professional judgment, have deemed necessary or appropriate as a basis for the opinions and statements below.

1	Scope of opinion

1.1	The opinions given in this Opinion Letter (the “Opinions”) are given only with respect to English law as published and applied by the courts of England and Wales at the date of this Opinion Letter.

1.2	We express no opinion on the laws of any other jurisdiction. No opinion is expressed as to any provision of the Documents (as defined below) that refers to specific laws or regulations of any jurisdiction other than England and Wales. To the extent that the laws of the United States of America or any other jurisdiction may be relevant to the subject matter of the Opinions, we have made no independent investigation of them and our opinion is subject to the effect of such laws. We express no opinion on the validity of such matters.

1.3	The Opinions are given only with respect to the matters expressly set out in paragraph 4.1 and shall not be construed as opinions as to any other matter. The Opinions do not cover the matters set out in paragraph 6.1.

1.4	The Opinions are given on the basis of the assumptions set out in paragraph 5. We have not taken any steps to investigate whether they are correct except as may be specified in paragraph 5.

1.5	The Opinions are subject to the qualifications listed in paragraph 6 and to any matters not disclosed to us.

1.6	By providing you with this Opinion Letter, we do not assume any obligation to notify you of future changes in law which may affect the Opinions or to otherwise update this Opinion Letter in any respect.

2	Background

2.1	We have acted as English legal advisers to VivoPower International PLC, a public limited company incorporated in England and Wales, in connection with the registration statement on Form S-8 which is attached to this Opinion Letter as an exhibit (the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “SEC”) pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”).

2.2	The Registration Statement relates to an increase of 221,987 shares available for issuance by the Company from time to time of ordinary shares each having a nominal value of $0.12 pursuant to the Company’s 2017 Omnibus Equity Incentive Plan (the “Plan”) which was implemented in a general meeting of the Company held on 5 September 2017 (the “New Shares”).

2.3	We understand that none of the New Shares are, and are not intended to be, admitted to trading on any market or exchange, or otherwise listed, in the United Kingdom.

3	Examination of documents and searches

3.1	For the purpose of giving this Opinion Letter, we have examined the following documents (the “Documents”, each a “Document”):

3.1.1	the final copy Registration Statement;

3.1.2	copy of the Company’s certificate of incorporation dated 1 February 2016 and copy current articles of association adopted pursuant to a special resolution of the Company’s shareholders passed on 20 August 2018;

3.1.3	a minute of the general meeting of the Company held on 5 September 2017 at which certain shareholder resolutions were passed, including the resolution to approve the Plan and the resolution providing a general authority to allot shares in the Company and disapplying statutory pre-emption rights in respect of such allotment of shares or the grant of rights to subscribe for or convert into shares up to an aggregate nominal value of $1,560.00;

3.1.4	the final copy registration statement on Form S-8 dated 12 October 2018 which registered 1,355,736 ordinary shares of $0.012 pursuant to the Plan;

3.1.5	the final copy registration statement on Form S-8 dated 21 December 2020 which registered 338,237 ordinary shares of $0.012 pursuant to the Plan;

3.1.6	the final copy registration statement on Form S-8 dated 8 December 2022 which registered 958,421 ordinary shares of $0.012 pursuant to the Plan;

3.1.7	written resolutions of the board of directors passed on 9 October 2020 which resolved to approve the allotment of ordinary shares of $0.012 each up to an aggregate subscription amount of $34,500,000;

3.1.8	written resolutions of the board of directions passed on 14 October 2020 which resolved to approve the allotment of ordinary shares of $0.012 each up to an aggregate offering price of $5,750,000;

3.1.9	a minute of the general meeting of the Company held on 6 October 2020 at which certain shareholder resolutions were passed, including the resolutions providing a general authority to allot shares in the Company and disapplying statutory pre-emption rights in respect of such allotment of shares or the grant of rights to subscribe for or convert into shares up to an aggregate nominal value of $180,000;

3.1.10	resolutions of the general meeting of the Company held on 10 November 2022 at which certain shareholder resolutions were passed, including the resolutions providing a general authority to allot shares in the Company and disapplying statutory pre-emption rights in respect of such allotment of shares or the grant of rights to subscribe for or convert into shares up to an aggregate nominal value of $180,000;

3.1.11	a minute of the general meeting of the Company held on 18 December 2020 at which certain shareholder resolutions were passed, including the resolutions providing a general authority to allot ordinary shares in the Company and disapplying statutory pre-emption rights in respect of such allotment of ordinary shares or the grant of rights to subscribe for or convert into ordinary shares up to an aggregate nominal value of $180,000;

3.1.12	written resolutions of the board of directors of the Company passed on 12 November 2021 which resolved to approve the filing of the Prospectus Supplement (as defined in the Equity Distribution Agreement) with the Commission (as defined in the Equity Distribution Agreement), and written resolutions of the board of directors passed on 12 November 2021 which resolved to approve the allotment and disapplying statutory pre-emption rights in respect of the allotment of ordinary shares up to a subscription amount of $80,000,000;

3.1.13	a director’s certificate dated 12 November 2021 in which the directors confirmed no resolutions have been passed which render any part of this Opinion Letter untrue or invalid, and that no resolutions of the board or shareholders have been passed to terminate, amend or vary the equity distribution agreement dated 12 November 2021 made between the Company and Alliance Global Partners, as amended by that certain amendment no. 1 to the equity distribution agreement, dated 29 July 2022 (the “Equity Distribution Agreement”), or prevent it being fulfilled in accordance with its terms, and that there are no orders, judgements or other agreements which do the same;

3.1.14	shareholder resolutions passed on 6 July 2023 providing authority for the directors to consolidate and divide all of the Company’s existing ordinary shares of $0.012 each into such reduced number of ordinary shares of such increased nominal value as the Company’s board may determine at any time prior to 23 October 2023;

3.1.15	written resolutions of the board of directors of the Company passed on 27 July 2023 which resolved to approve the filing of the Registration Statement with the Securities and Exchange Commission;

3.1.16	written resolutions of the board of directors passed on 2 October 2023 which resolved to approve the consolidation of the Company’s existing ordinary shares of $0.012 each into 2,578,826 ordinary shares of $0.12 each;

3.1.17	a minute of the general meeting of the Company held on 28 December 2023 at which certain shareholder resolutions were passed, including the resolutions providing a general authority to allot ordinary shares of $0.12 each in the capital of the Company and disapplying statutory pre-emption rights in respect of such allotment of ordinary shares or the grant of rights to subscribe for or convert into ordinary shares up to an aggregate nominal value of $3,600,000;

3.1.18	written resolutions of the board of directors of the Company passed on 25 July 2024 which resolved to approve the filing of the Registration Statement with the Securities and Exchange Commission;

3.1.19	a directors’ certificate dated 26 July 2024 in relation to the ordinary shares of the Company to be issued pursuant to the Company’s 2017 Omnibus Incentive Plan including, amongst other things, confirmation that there is sufficient authority pursuant to prior shareholder resolutions that have been passed to allot the New Shares;

3.1.20	a certificate of good standing of the Company dated 22 July 2024;

3.1.21	at 11.10am on 26 July 2024 an online search of the public records on file and available for inspection at Companies House in respect of the Company; and

3.1.22	at 13:46 on 25 July 2024 an online search of the Central Registry of Winding-up Petitions at the Insolvency and Companies List (formerly the Companies Court) in London in respect of the Company.

3.2	Except as stated above, we have not examined any other documents or corporate or other records and we have not made any other searches, enquiries or investigations for the purpose of giving the Opinions.

4	Opinions

4.1	Based on and subject to the qualifications, assumptions and limitations set out in this Opinion Letter and subject to any matters not disclosed to us, we are of the opinion that:

4.1.1	the Company is a public limited company duly incorporated under English law, noting that our searches undertaken on 26 July 2024 revealed no order or resolution for the winding-up of the Company and no notice of the appointment of a receiver, administrative receiver or administrator in respect of it or any of its assets; and

4.1.2	the New Shares will, when issued and delivered in accordance with the terms of the Plan and when the names of the holders of such New Shares or their nominees are entered into the register of members of the Company and subject to the receipt by the Company of the aggregate issue price in respect of all the New Shares, be validly issued, fully paid and no further amount may be called thereon.

4.2	The opinions in paragraph 4.1 are given only for the benefit of VivoPower International PLC and they may not be relied upon by any other person or for any other purpose.

4.3	No person who is permitted to rely on this Opinion Letter may assign it to, or hold the benefit of it on trust for, any other person.

4.4	These Opinions may not be disclosed to any person, or quoted in any public document, or otherwise made public in any way, without our prior written consent, except as follows, on a non-reliance basis:

4.4.1	where disclosure is required or requested by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation; or

4.4.2	where disclosure is required in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes,

but in each case only on the condition that: (i) such disclosure is made only to enable any such person to be informed that an opinion has been given and to be made aware of its terms; (ii) we do not assume any duty or liability to any person to whom such disclosure is made; (iii) the recipient is informed of the confidential nature of this opinion; and (iv) the recipient may not disclose this opinion to any other person.

4.5	Our liability under this Opinion Letter is limited to $3,000,000 for any one claim or series of claims arising out of this Opinion Letter.

4.6	The Opinions are given only by Shoosmiths LLP, an English limited liability partnership, and no partner, member or employee shall have any personal responsibility or owe any duty of care in relation to it.

4.7	We consent to the filing of this Opinion Letter to the Registration Statement subject to paragraph 4.2 above (and without creating any assumption of duty on our part to any person other than the Company). In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

5	assumptions

5.1	Documents

We have assumed:

5.1.1	the genuineness of all signatures and seals on the Documents (or on the relevant originals where we have examined copies) and the authenticity and completeness of those Documents;

5.1.2	the conformity to the original Documents of any Documents submitted to us as certified or uncertified copies or scans of the original Documents; and

5.1.3	that there have been no variations to any of the Documents provided to us or to the originals thereof and none of the Documents have been superseded or rescinded.

5.2	Other parties and laws

In relation to the parties to the Documents and all laws other than those of England and Wales we have assumed:

5.2.1	the capacity, power and authority to execute and the due execution of the Documents by each party to it (other than the Company as a matter of English law);

5.2.2	that the obligations expressed to be assumed by each party to the Documents other than the Company are valid and legally binding upon them (as a matter of English law);

5.2.3	that all obligations under the Documents are valid, legally binding upon, and enforceable against, the parties thereto as a matter of all relevant laws other than the laws of England and Wales;

5.2.4	due compliance by all relevant parties other than the Company with all matters (including, without limitation, the making of necessary filings, lodgements, registrations and notifications and the payment of stamp duties and other documentary taxes and charges) that govern or relate to the Documents or such parties;

5.2.5	where any consents, directions, authorisations, approvals or instructions have to be obtained under any law, regulation or practice for the performance of the Documents (other than any corporate authorisations, approvals and company law requirements the subject of this letter), they have been obtained or that they will be forthcoming within any relevant period in order to be fully effective for such purpose; and

5.2.6	other than European Union Law as it affects the laws of England and Wales, there are no laws of any jurisdiction outside England and Wales which would, or might, affect the Opinions.

5.3	Corporate actions and status

In relation to the Company, we have assumed:

5.3.1	that each resolution of the directors and shareholders of the Company certified as being true and accurate and provided to us in connection with the giving of the Opinions was duly passed by the required majority at a properly convened and quorate meeting of directors (or a duly authorised committee thereof) and of shareholders of the Company or otherwise in accordance with the constitutional documents of the Company and/or the Companies Act 2006;

5.3.2	that each person identified as a director or a secretary in any resolution of the directors of the Company was validly appointed as such and was in office at the date of the Documents;

5.3.3	that any provisions contained in the Companies Act 2006 and/or the articles of association of the Company relating to the declaration of directors’, interests or the power of interested directors to vote were duly observed;

5.3.4	that any restrictions in the articles of association of the Company on that Company’s and/or on its directors’ authority to guarantee will not be contravened by the entry into and performance by it of the Documents to which it is a party;

5.3.5	that the execution and delivery of the Documents by the Company and the exercise of its rights and performance of its obligations under the Documents will promote the success of the Company for the benefit of its members as a whole;

5.3.6	that no step has been taken to wind up the Company nor to appoint a receiver, administrator or like officer in respect of the Company or any of its assets and that no voluntary arrangement has been proposed in respect of the Company; and

5.3.7	there are no agreements, letters or other arrangements having contractual effect which modify the terms of, or affect, the Documents or which render the Company incapable of or prohibit it from performing any of its obligations under the Documents and no provision of the Documents have been waived and there are no contractual or similar restrictions contained in any agreement or arrangement (other than the Documents) which are binding on the Company which would prohibit it from performing any of its obligations under the Documents.

5.4	Reliance on Documents

5.4.1	All Documents submitted to us as copies or certified copies are true copies of the originals and such originals and all Documents submitted to us as originals are genuine and complete and all signatures (including electronic signatures), stamps and seals on the documents are genuine.

5.4.2	Each Document accurately records the agreement of the parties to it and has not been amended, varied, waived, superseded, rescinded, breached, revoked or terminated.

5.4.3	The Documents are in the form produced to the directors of the Company.

5.4.4	There have been no amendments to the articles of association of the Company since the date referred to in paragraph 3.1.2.

5.5	Execution

5.5.1	The Documents have been signed by or on behalf of each party to it by person(s) authorised by the relevant party to (in the presence of a witness where applicable).

5.5.2	The making of the signatures on the signature pages to the Documents was made or done in a manner recognised by law as valid and the Documents have remained intact since those signatures were made or affixed (as the case may be).

5.5.3	The Documents have been dated with the date on which it was signed and duly delivered by the parties to it (where applicable).

5.6	Searches

5.6.1	The information disclosed in response to the searches referred to in paragraph 3.1 of this Opinion Letter was accurate, complete and up to date at the time of those searches and those responses did not fail to disclose any matters which they should have disclosed and which were relevant for the purposes of this Opinion Letter. Since the date of those searches and enquiries there has been no alteration in the status of the Company as revealed in those searches.

5.6.2	No event has occurred in relation to the Company, such as the passing of a resolution for or the presentation of a petition or the taking of any other action for the winding-up of, or the appointment of a liquidator, administrator, administrative receiver or receiver of the Company, in respect of which a filing at the Companies Registry or at the Central Index of the Companies Court was required to be made and has not been made or has been made but has not at the date of the searches appeared on the relevant search result relating to the Company.

5.7	Other matters

5.7.1	None of the parties to the Documents are or will be seeking to achieve any purpose not apparent from the Documents which might render any of the Documents illegal or void.

5.7.2	Where any liability or obligation or right or benefit of a party to the Documents are dependent upon the satisfaction of conditions precedent, those conditions have been or will be duly and properly satisfied.

5.7.3	There is no other matter or document which would, or might, affect the Opinions and which was not revealed by the Documents.

6	Qualifications

6.1	Matters not covered

6.1.1	We express no opinion as to matters of fact, opinion or intention.

6.1.2	No opinion is expressed as to any provision of the Documents to the extent it purports to declare or impose a trust, turnover or similar arrangement in relation to any payments or assets received.

6.1.3	Except to the extent expressly set out in the Opinions, we express no opinion as to any taxation, financial or accountancy matters or any liability to tax which may arise or be suffered as a result of, or in connection with, the Documents or any transaction relating to them.

6.1.4	We have not investigated the tax affairs of the Company and the Opinion is subject to the general tax laws of the United Kingdom.

6.1.5	We express no opinion on immunity including the existence, scope, nature and waiver of it or any entitlement to claim immunity from suit or enforcement of the Company and any consequences of such entitlement on its obligations under, or the enforceability of, the Documents.

6.2	Insolvency

6.2.1	The validity, performance and enforcement of the Documents may be limited by bankruptcy, insolvency, liquidation, reorganisation or prescription or similar laws of general application relating to or affecting the rights of creditors.

6.2.2	Any provision in the Documents which confers, purports to confer or waives a right of set-off or similar right may be ineffective against a liquidator or creditor.

6.2.3	A power of attorney may, in limited circumstances, be revoked by the winding-up or dissolution of the donor company.

6.2.4	The searches and enquiries referred to in paragraph 3 of this Opinion Letter are not conclusively capable of revealing whether insolvency or similar procedures, or steps towards them, have been started against the Company.

6.3	Enforceability

6.3.1	Remedies such as specific performance or the issue of an injunction are available only at the discretion of the courts of England and Wales according to general principles of equity. Specific performance is not usually granted and an injunction is not usually issued where damages would be an adequate alternative.

6.3.2	Enforcement of claims arising pursuant to the Documents may become barred under the Limitation Act 1980 or may be subject to a defence of set-off or counterclaim.

6.3.3	Enforcement may be limited by the provisions of the laws of England and Wales applicable to agreements held to have been frustrated by events happening after execution of a document.

6.3.4	A party to a contract may be able to avoid its obligations under that contract (and may have other remedies) where it has been induced to enter into that contract by a misrepresentation and the courts of England and Wales will generally not enforce an obligation if there has been fraud.

6.3.5	In this letter “enforceable” means, in relation to an obligation, that it is of a type which the courts of England and Wales enforce. It does not mean that such obligation will be enforced in all circumstances in accordance with the terms of the relevant Document.

6.4	Discretion of courts

6.4.1	The courts of England and Wales may stay proceedings if concurrent proceedings are being brought elsewhere.

6.4.2	There could be circumstances in which the courts of England and Wales would not treat as conclusive those certificates and determinations which any of the Documents state are to be so treated.

6.4.3	The question whether or not any provisions of the Documents which may be invalid on account of illegality may be severed from the other provisions thereof in order to save those other provisions would be determined by the courts of England and Wales in their discretion.

6.5	Choice of law

An express choice of the laws of England and Wales will be subject to the discretion of the courts of England and Wales to give effect to the mandatory provisions of law of the country where the obligations arising out of the contract are to be performed insofar as those provisions render performance of the contract unlawful.

General

6.6	We have not investigated the laws of any country other than England and Wales and the Opinions are given only with respect to the laws of England and Wales as at the date of this letter.

6.7	Where any party to any Document is vested with a discretion or may determine a matter in its opinion, the laws of England and Wales may require that such discretion is exercised reasonably and for a proper purpose and/or that such opinion is formed in good faith based on reasonable grounds.

6.8	Any provisions excluding liability may be limited by law.

7	APPLICABLE LAW

This Opinion Letter is given on the condition that it will be construed in accordance with English law and that each addressee submits to the jurisdiction of the courts of England and Wales and waives any objection to the exercise of such jurisdiction in relation to any dispute arising out of or in connection with this Opinion Letter.

Yours faithfully

/s/ SHOOSMITHS LLP

SHOOSMITHS LLP
Dated: 29 July 2024